EXHIBIT 4.3

             1999 NON-QUALIFIED STOCK OPTION PLAN OF MY WEB INC.COM

                  The 1999 Non-Qualified Stock Option Plan of MY WEB INC.COM (the "Plan") provides for the grant to officers, directors and employees of MY WEB INC.COM ("MYWEB") and its direct and indirect subsidiaries (collectively, the "Company"), and certain consultants to the Company, with options to acquire shares of the Company's common stock, par value $.01 per share (the "Common
Stock"). The Company believes that the Plan will cause those persons to contribute materially to the growth and success of the Company, thereby benefiting its stockholders.

         1.       Administration.

                  The Plan shall be administered and interpreted by the Board of Directors of MYWEB (the "Board"). The Board's decisions shall be final and conclusive with respect to the interpretation and administration of the Plan and any Stock Option granted under it.

         2.       Stock Options.

                  Stock options under the Plan shall consist of non-qualified stock options ("Stock Options"). All Stock Options shall be subject to the terms and conditions set out herein and to such other terms and conditions consistent with the Plan as the Board deems appropriate. The Board shall approve the form and provisions of each Stock Option. Stock Options under the Plan need not be uniform. Each Stock Option shall be evidenced by a written instrument providing for the grant of the Stock Option ("Stock Option Agreement").

         3.       Eligibility for Stock Options.

                  Stock Options may be granted to any employee, officer, key executive, director, professional or administrative employee, consultant or advisor to the Company selected by the Board to receive Stock Option grants under the Plan (persons so selected, the "Optionees").

         4.       Shares Available for Grant.

                  (a) Shares Subject to Issuance or Transfer. Subject to adjustment as provided in Section 4(b), the aggregate number of shares of Common Stock (the "Shares") that may be issued or transferred under the Plan is 1,000,000 Shares, plus, (i) any Shares which are forfeited under the Plan after the adoption of the Plan by the Board ; plus (ii) the number of Shares repurchased by the Company in the open market and otherwise with an aggregate price no greater than the cash proceeds received by the Company from the sale of Shares under the Plan; plus (iii) any Shares surrendered to the Company in payment of the exercise price of Stock Options issued under the Plan. However, no Stock Options may be granted that would bring the total of all outstanding Shares subject to Stock Options under the Plan to more than 15% of the total number of Shares at the time outstanding. The Shares may be authorized but unissued Shares or treasury Shares. The number of Shares available for grants of Stock Options at any given time shall be reduced by the aggregate of all Shares previously issued or transferred pursuant to the Plan plus the aggregate of all Shares which may become subject to issuance or transfer under then-outstanding and then-currently exercisable Stock Options under the Plan.

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                  (b)  Adjustments  Upon  Changes  in  Capitalization  or  Other
Events. Upon changes in the Common Stock of the Company by reason of a stock dividend, stock split, reverse split, recapitalization, merger, consolidation, combination or exchange of shares, separation, reorganization or liquidation, the number and class of Shares available under the Plan as to which Stock Options may be granted (both in the aggregate and to any one Optionee), the number and class of Shares under each then-outstanding Stock Option and the Option Price per share of such options shall be correspondingly adjusted by the Board, such adjustments to be made in the case of outstanding Stock Options without change in the total price applicable to such Stock Options. In the event of a merger, consolidation, combination, reorganization or other transaction in which the Company will not be the surviving corporation, or in which the Company becomes a wholly-owned subsidiary of the new corporation, an Optionee shall be entitled to options on that number of shares of stock in the new corporation which the Optionee would have received had the Optionee exercised all of the unexercised Stock Options available to the Optionee under the Plan, whether or not then exercisable, at the instant immediately prior to the effective date of such transaction. Thereafter, adjustments as provided above shall relate to the Stock Options of the new corporation. Except as otherwise specifically provided in the \Stock Option Agreement, in the event of a Change in Control (as defined below), merger, consolidation, combination, reorganization or other transaction in which the shareholders of the Company will receive cash or securities (other than Common Stock) or in the event that an offer is made to the holders of Common Stock of the Company to sell or exchange such Common Stock for cash, securities or stock of another corporation and such offer, if accepted, would result in the offeror becoming the owner of (a) at least 50% of the outstanding Common Stock of the Company or (b) such lesser percentage of the outstanding Common Stock which the Board in its sole discretion determines will materially adversely affect the market value of the Common Stock after the tender or exchange offer, the Board shall have the right, but not the obligation, in the exercise of its business judgment, prior to the shareholders' vote on such transaction or prior to the expiration date (without extensions) of the tender or exchange offer, (i) accelerate the time of exercise so that all Stock Options which are outstanding shall become immediately exercisable in full, and/or (ii) determine that the Stock Options shall be adjusted and make such adjustments by substituting for Common Stock of the Company subject to Stock Options, common stock of the surviving corporation or offeror if such stock of such corporation is publicly traded or, if such stock is not publicly traded, by substituting common stock of a parent of the surviving corporation or offeror if the stock of such parent is publicly traded, in which event the aggregate option price shall remain the same and the number of shares subject to outstanding Stock Options shall be the number of shares which could have been purchased on the closing day of such transaction or the expiration date of the offer with the proceeds which would have been received by the Optionee if the Stock Option had been exercised in full prior to such transaction or expiration date and the Optionee had exchanged all of such shares in the transaction or sold or exchanged all of such shares pursuant to the tender or exchange offer. For purposes of this Section 4(b), "Change in Control" means (i) any "person", as such term is used in
Section 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act") (other than the Company, any trustee or other fiduciary holding securities under an employee benefit plan of the Company, or any corporation
owned,   directly  or  indirectly,   by  the  shareholders  of  the  Company  in
substantially the same proportion as their ownership of stock of the Company), is or becomes the "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing 30% or more of the combined voting power of the Company's then outstanding

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securities  without the approval of the Board of Directors of the Company;  (ii)
during any period of two consecutive years, individuals who at the beginning of such period constitute the Board, and any new director (other than a director designated by a person who has entered into an agreement with the Company to effect a transaction described in clause (i), (iii), or (iv) of this sentence) whose election by the Board or nomination for election by the Company's shareholders was approved by a vote of at least two-thirds (2/3) of the directors then still in office who either were directors at the beginning of the period or whose election or nomination for election was previously so approved cease for any reason to constitute at least a majority thereof; (iii) the shareholders of the Company approve a merger or consolidation of the Company with any other company, other than (1) a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than 50% of the combined voting power of the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation or (2) a merger or consolidation effected to implement a recapitalization of the Company (or similar transaction) in which no "person" (as hereinabove defined) acquires more than 50% of the combined voting power of the Company's then outstanding securities; or (iv) the shareholders of the Company approve a plan of complete liquidation of the Company or an agreement for the sale or disposition by the Company of all or substantially all of the Company's assets and properties.

         5.       Conditions of Stock Options.

                  (a) Exercise of Option. An Optionee may exercise a Stock Option by delivering a notice of exercise to the Company, either with or without accompanying payment of the option price (the "Option Price").
The notice of exercise, once delivered, shall be irrevocable.

                  (b) Satisfaction of Option Price. The Optionee shall pay the Option Price in cash or with the Board's permission, by delivering shares of Common Stock already owned by the Optionee and having a Fair Market Value on the date of exercise equal to the Option Price, or a combination of cash and Shares. The Optionee shall pay the Option Price not later than thirty (30) days after the date of a statement from the Company following exercise setting forth the Option Price, Fair Market Value of Common Stock on the exercise date, the number of shares of Common Stock that may be delivered in payment of the Option Price, and the amount of withholding tax due, if any. If the Optionee fails to pay the Option Price within the thirty (30) day period, the Board shall have the right to take whatever action it deems appropriate, including voiding the Stock Option exercise. The Company shall not issue or transfer shares of Common Stock upon exercise of a Stock Option until the Option Price is fully paid.

                  (c) Share Withholding. The Board may, in its discretion and subject to such rules as the Board may adopt, permit the Optionee to satisfy, in whole or in part, any withholding tax obligation which may arise in connection with the exercise of the Stock Option by electing to have the Company withhold shares of Common Stock having a Fair Market Value equal to the amount of the withholding tax.

                  (d) Price and Term. The Option Price per share, term and other provisions of Stock Options granted under the Plan shall be specified by the Stock Option Agreement. In addition, the Board may prescribe such other conditions as it may deem appropriate, which conditions shall be specified in the Stock Option Agreement.

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                  (e) Restored  Options.  Stock  Options  granted under the Plan may, with the Board's permission, include the right to acquire a restored option (a "Restored Option"). If a Stock Option grant contains a Restored Option feature and if an Optionee pays all or part of the Option Price of such Stock Option with shares of Common Stock held by the Optionee, then upon exercise of such Stock Option the Optionee shall be granted a Restored Option to purchase, at the Fair Market Value of the Common Stock as of the date of the grant of the Restored Option, the number of shares of Common Stock of the Company equal to the sum of the number of whole shares used by the Optionee in payment of the Option Price and the number of whole shares, if any, withheld by the Company as payment for withholding taxes. A Restored Option may be exercised between the date of grant and the date of expiration, which will be the same as the date of expiration of the Stock Option to which such Restored Option is related.

         6.       Amendment and Termination of the Plan.

                  (a) Amendment. The Board may from time to time amend, alter, suspend or discontinue the Plan.

                  (b) Termination of the Plan. The Plan shall terminate on the tenth anniversary of its effective date unless terminated earlier by the Board or unless extended by the Board.

                  (c) Termination and Amendment of Outstanding Stock Options. A termination or amendment of the Plan that occurs after a Stock Option has been granted shall not result in the termination or amendment of the Stock Option unless the Optionee consents or unless the Board acts under Section 7(d). The termination of the Plan shall not impair the power and authority of the Board with respect to outstanding Stock Options. Whether or not the Plan has terminated, an outstanding Stock Option may be terminated or amended under
Section 7(d) or may be amended by agreement of the Company and the Optionee on terms consistent with the Plan.

         7.       General Provisions.

                  (a) Prohibitions Against Transfer. Only an Optionee or his or her authorized representative may exercise a Stock Option. Such persons may not transfer those rights, except upon the express written consent of the Company, which may be granted or denied in the Company's discretion. Except as otherwise expressly provided herein or in the stock Option Agreement, when an Optionee dies, the personal representative or other person entitled to succeed to the rights of the Optionee ("Successor Optionee") may exercise the Stock Option. A Successor Optionee must furnish proof satisfactory to the Board of his or her right to exercise the Stock Option under the Optionee's will or under the applicable laws of descent and distribution.

                  (b) Suitable Grants. The Board may grant a Stock Option to an employee of another corporation who becomes an Eligible Optionee by reason of a corporate merger, consolidation, acquisition of stock or property, share exchange, reorganization or liquidation involving the Company in substitution for a stock option, stock appreciation right, performance award, or restricted stock grant previously granted by such corporation. The terms and conditions of the substitute Stock Option may vary from the terms and conditions required by the Plan and from those of the Original Incentives. The Board shall prescribe the exact provisions of the substitute Grants, preserving where possible the provisions of the Original Incentives.

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                  (c) Subsidiaries. The term "subsidiary" means a corporation in which the Company owns directly or indirectly 50% or more of the voting power.

                  (d) Compliance with Law. The Plan, the exercise of Stock Options, and the obligations of the Company to issue or transfer shares of Common Stock under Stock Options shall be subject to all applicable laws and to approvals by any governmental or regulatory agency as may be required. The Board may revoke a grant of a Stock Option if it is contrary to law or modify a grant to bring it into compliance with any valid and mandatory government regulation. The Board may also adopt rules regarding the withholding of taxes.

                  (e) Ownership of Stock. An Optionee or Successor Optionee shall have no rights as a stockholder of the Company with respect to any Shares covered by a grant of a Stock Option until the Shares are issued or transferred to the Optionee or Successor Optionee on the Company's books.

                  (f) No Right to Employment. The Plan and the grants under it shall not confer upon any Optionee the right to continue in the employment of the Company or affect in any way the right of the Company to terminate the employment of an Optionee at any time.

                  (g) Effective Date of the Program. The Plan shall become effective upon its approval by the Board. Grants may be made prior to such approval but no Grant may be exercised.

                  (h) Fair Market Value. For the purposes of the Program, the term "Fair Market Value" means, as of any date, the closing price of a share of Common Stock of the Company on such date. The closing price shall be (i) if the Common Stock is then listed or admitted for trading on any national securities exchange, or if not so listed or admitted for trading, is listed or admitted for trading on NASDAQ, the last sale price of the Common Stock, regular way, or the mean of the bid and asked prices thereof for any trading day on which no such sale occurred, in each case as officially reported on the principal securities exchange on which the Common Stock is listed or admitted for trading or on NASDAQ, as the case may be, or (ii) if not so listed or admitted for trading on a national securities exchange or NASDAQ, the mean between the closing high bid and low asked quotations for the Common Stock in the over-the-counter market as reported by NASDAQ, or any similar system for the automated dissemination of securities prices then in common use, if so quoted, as reported by any member firm of the New York Stock Exchange selected by the Company; provided, however, that if, by reason of extended or continuous trading hours on any exchange or in any market or for any other reason, the time, with respect to any trading day, of the close of trading for the purpose of determining the "last sale price" or the "closing" bid and asked prices is not objectively determinable, the time on such trading day used for the purpose of reporting any compilation of last sale prices or closing bid and asked prices in The Wall Street Journal shall be the time on such trading day as of which the "last sale price" or "closing" bid and asked prices are determined for purposes of this definition. If the Common Stock is quoted on a national securities or central market system in lieu of a market or quotation system described above, the closing price shall be determined in the manner set forth in clause (i) of the preceding sentence if actual transaction are reported, and in the manner set forth in clause (ii) of the preceding sentence if bid and asked quotations are reported but actual transactions are not. If on the date in question, there is no exchange or over-the-counter market for the Common Stock, the "fair market value" of such Common Stock shall be determined by the Plan Administrator acting in good faith.

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                  (i) Application of Funds. The proceeds received by the Company from the exercise of Stock Options pursuant to the Plan will be used for general corporate purposes.

                  (j) No Obligation to Exercise Stock Option. The granting of Stock Option to any Optionee under the Plan shall impose no obligation upon such Optionee to exercise such Stock Option.

                  (k) Severability. If any provision of the Plan, or any term or condition of any grant hereunder, or any application thereof to any person or circumstances is invalid, such provision, term, condition or application shall to that extent be void (or, in the discretion of the Board, such provision, term or condition may be amended so as to avoid such invalidity or failure), and shall not affect other provisions, terms or conditions or applications thereof, and to this extent such provisions, terms and conditions are severable.

                  (l) Effectiveness of Grant. No grant shall be valid until a Stock Option Agreement is executed by the Company and the Optionee and, upon execution by each party and delivery of the Stock Option Agreement to the Company, such grant shall be effective as of the effective date set forth in the Stock Option Agreement.

                  (m) Plan Controls. In the case of any conflict or inconsistency between the terms of the Plan and the terms of any Stock Option Agreement, the terms of the Plan will control, unless the Stock Option Agreement expressly provides that the terms of such Stock Option Agreement will control.